REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholder of The Pacific Lumber Company:

          We have audited the accompanying consolidated balance sheets of The Pacific Lumber Company (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, cash flows and stockholder's equity (deficit) for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Pacific Lumber Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As explained in Notes 5 and 6 to the financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.


                                   ARTHUR ANDERSEN LLP


San Francisco, California
January 19, 1996

                         CONSOLIDATED BALANCE SHEET



                                                                                     December 31,
                                                                             ----------------------------
                                                                                 1995            1994
                                                                             ------------    ------------
                                                                               (In thousands of dollars)
                                  ASSETS

Current assets:
     Cash and cash equivalents                                               $     26,480    $     24,330
     Receivables:
          Trade                                                                    19,688          23,258
          Other                                                                     1,565           4,035
     Inventories                                                                   75,580          68,168
     Prepaid expenses and other current assets                                      6,933           3,660
                                                                             ------------    ------------
               Total current assets                                               130,246         123,451
Timber and timberlands, net of depletion of $204,856 and $188,003 at
     December 31, 1995 and 1994, respectively                                     337,390         350,871
Property, plant and equipment, net                                                 93,726          96,960
Deferred financing costs, net                                                      22,397          24,516
Deferred income taxes                                                              41,958          50,142
Restricted cash                                                                    31,367          32,402
Other assets                                                                        5,502           5,925
                                                                             ------------    ------------
                                                                             $    662,586    $    684,267
                                                                             ============    ============

              LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
     Accounts payable                                                        $      3,898    $      3,309
     Accrued compensation and related benefits                                      9,241          10,285
     Accrued interest                                                              20,666          21,109
     Deferred income taxes                                                         10,244          12,986
     Other accrued liabilities                                                      3,077           2,105
     Long-term debt, current maturities                                            14,195          13,670
                                                                             ------------    ------------
               Total current liabilities                                           61,321          63,464
Long-term debt, less current maturities                                           571,812         586,007
Other noncurrent liabilities                                                       33,613          23,517
                                                                             ------------    ------------
               Total liabilities                                                  666,746         672,988
                                                                             ------------    ------------

Contingencies

Stockholder's equity (deficit):
     Common stock, $.01 par value, 100 shares authorized and issued                     -               -
     Additional capital                                                           157,520         157,520
     Accumulated deficit                                                         (161,680)       (146,241)
                                                                             ------------    ------------
               Total stockholder's equity (deficit)                                (4,160)         11,279
                                                                             ------------    ------------
                                                                             $    662,586    $    684,267
                                                                             ============    ============




The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENT OF OPERATIONS



                                                                                Years Ended December 31,
                                                                          ------------------------------------
                                                                             1995         1994         1993
                                                                          ----------   ----------   ----------
                                                                                (In thousands of dollars)
Net sales:
     Lumber and logs                                                      $ 197,320    $ 205,504    $ 193,227
     Other                                                                   24,619       21,875       17,407
                                                                          ----------   ----------   ----------
                                                                            221,939      227,379      210,634
                                                                          ----------   ----------   ----------

Operating expenses:
     Cost of goods sold (exclusive of depletion and depreciation)           116,445      116,316      115,175
     Selling, general and administrative                                     14,992       15,190       18,869
     Depletion and depreciation                                              25,927       25,485       25,374
                                                                          ----------   ----------   ----------
                                                                            157,364      156,991      159,418
                                                                          ----------   ----------   ----------

Operating income                                                             64,575       70,388       51,216

Other income (expense):
     Investment, interest and other income                                    3,928       12,022        3,884
     Interest expense                                                       (55,462)     (56,067)     (59,145)
                                                                          ----------   ----------   ----------
Income (loss) before income taxes, extraordinary items and cumulative
     effect of changes in accounting principles                              13,041       26,343       (4,045)
Credit (provision) in lieu of income taxes                                   (6,480)      (1,429)       1,683
                                                                          ----------   ----------   ----------
Income (loss) before extraordinary items and cumulative effect of
     changes in accounting principles                                         6,561       24,914       (2,362)
Extraordinary items:
     Loss on litigation settlement, net of related credit in lieu of
          income taxes of $6,312                                                   -     (14,866)           -
     Loss on early extinguishment of debt, net of related credit in
          lieu of income taxes of $5,566                                           -           -      (10,802)
Cumulative effect of changes in accounting principles:
     Postretirement benefits other than pensions, net of related
          credit in lieu of income taxes of $1,566                                 -           -       (2,348)
     Accounting for income taxes                                                   -           -        4,973
                                                                          ----------   ----------   ----------
Net income (loss)                                                         $   6,561    $  10,048    $ (10,539)
                                                                          ==========   ==========   ==========



The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                      Years Ended December 31,
                                                                ------------------------------------
                                                                   1995         1994         1993
                                                                ----------   ----------   ----------
                                                                      (In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                          $   6,561    $  10,048    $ (10,539)
     Adjustments to reconcile net income (loss) to net cash
          provided by operating activities:
          Depletion and depreciation                               25,927       25,485       25,374
          Net sales of marketable securities                          478        6,619        6,025
          Amortization of deferred financing costs                  2,269        2,197        2,580
          Net gains on marketable securities                         (478)        (984)      (1,310)
          Net loss (gain) on asset dispositions                       419         (830)         134
          Extraordinary loss on early extinguishment of
               debt, net                                                -            -       10,802
          Cumulative effect of changes in accounting
               principles, net                                          -            -       (2,625)
          Decrease (increase) in accrued and deferred income
               taxes                                                7,572        1,627       (1,697)
          Increase in accounts payable                                589          949           53
          Decrease (increase) in receivables                        5,913       (8,742)       9,991
          Increase (decrease) in other liabilities                  7,406       (2,027)        (394)
          Decrease (increase) in inventories, net of
               depletion                                           (7,301)      (1,608)         987
          Decrease (increase) in prepaid expenses and other
               current assets                                      (3,273)        (721)         237
          Decrease in accrued interest                               (443)        (518)      (9,398)
          Other                                                       423          706          (74)
                                                                ----------   ----------   ----------
               Net cash provided by operating activities           46,062       32,201       30,146
                                                                ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net proceeds from sale of assets                                  13        1,119          229
     Capital expenditures                                          (9,140)     (10,962)     (10,472)
                                                                ----------   ----------   ----------
               Net cash used for investing activities              (9,127)      (9,843)     (10,243)
                                                                ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Dividends paid                                               (22,000)     (24,500)     (25,000)
     Redemptions, repurchase of and principal payments on
          long-term debt                                          (13,670)     (13,235)    (557,883)
     Incurrence of financing costs                                   (150)        (213)     (28,235)
     Proceeds from issuance of long-term debt                           -            -      620,000
     Restricted cash deposits, net                                  1,035        1,160      (33,562)
                                                                ----------   ----------   ----------
               Net cash used for financing activities             (34,785)     (36,788)     (24,680)
                                                                ----------   ----------   ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                2,150      (14,430)      (4,777)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                     24,330       38,760       43,537
                                                                ----------   ----------   ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                        $  26,480    $  24,330    $  38,760
                                                                ==========   ==========   ==========

SUPPLEMENTARY SCHEDULE OF NON-CASH INVESTING AND FINANCING
     ACTIVITIES:
     Timber and timberlands acquired subject to loans from
          seller                                                $     615    $     910    $       -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Interest paid, net of capitalized interest                 $  53,636    $  54,388    $  65,963
     Income taxes paid (refunded)                                  (5,190)       1,170           14



The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)



                                            Common
                                             Stock       Additional      Accumulated
                                          ($.01 Par)       Capital         Deficit          Total
                                         ------------   ------------    ------------    ------------
                                                          (In thousands of dollars)
Balance, January 1, 1993                 $           -  $     157,520   $    (96,250)   $     61,270

     Net loss                                        -              -        (10,539)        (10,539)

     Dividends                                       -              -        (25,000)        (25,000)
                                         ------------   ------------    ------------    ------------

Balance, December 31, 1993                           -        157,520       (131,789)         25,731

     Net income                                      -              -         10,048          10,048

     Dividends                                       -              -        (24,500)        (24,500)
                                         ------------   ------------    ------------    ------------

Balance, December 31, 1994                           -        157,520       (146,241)         11,279

     Net income                                      -              -          6,561           6,561

     Dividends                                       -              -        (22,000)        (22,000)
                                         ------------   ------------    ------------    ------------

Balance, December 31, 1995               $           -  $     157,520   $   (161,680)   $     (4,160)
                                         ============   ============    ============    ============


The accompanying notes are an integral part of these financial statements.


                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (IN THOUSANDS OF DOLLARS)


1.        BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of The Pacific Lumber Company and its wholly owned subsidiaries, collectively referred to herein as the "Company." The Company is an indirect wholly owned subsidiary of MAXXAM Group Inc. ("MGI"). MGI is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM"). Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and Douglas-fir timber, the milling of logs in lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products. Export sales generally constitute approximately 4% of the Company's sales. A significant portion of the Company's sales are made to third parties located west of the Mississippi river.

          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 8 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the reported amounts of the Company's consolidated assets and liabilities.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          On December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). In accordance with the provisions of SFAS 115, marketable securities are carried at fair value beginning on December 31, 1993. Prior to that date, marketable securities portfolios were carried at the lower of cost or market at the balance sheet date. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the three years ended December 31, 1995 were: 1995 - net realized gains of $478; 1994 - a decrease in net unrealized gains of $264 and net realized gains of $1,248; and 1993 - net realized gains of $1,046 and net unrealized gains of $264.

          Inventories
          Inventories are stated at the lower of cost or market value. Cost is determined using the last-in, first-out ("LIFO") method.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Property, Plant and Equipment
          Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the term of the related borrowing.

          Restricted Cash and Concentrations of Credit Risk
          Restricted cash represents the amount initially deposited into an account (the "Liquidity Account") held by the trustee under the indenture governing the 7.95% Timber Collateralized Notes due 2015 (the "Timber Notes") of Scotia Pacific Holding Company ("Scotia Pacific"), a wholly owned subsidiary of the Company. See Note 4. The Liquidity Account is not available, except under certain limited circumstances, for Scotia Pacific's working capital purposes; however, it is available to pay the Rated Amortization (as defined in Note 4) and interest on the Timber Notes if and to the extent that cash flows are insufficient to make such payments. The required Liquidity Account balance will generally decline as principal payments are made on the Timber Notes. Investment, interest and other income for the years ended December 31, 1995, 1994 and 1993 includes interest of approximately $2,560, $2,638 and $2,101, respectively, attributable to an investment rate agreement (at 7.95% per annum) with the financial institution which holds the Liquidity Account.

          At December 31, 1995 and 1994, cash and cash equivalents include $19,742 and $19,439, respectively, (the "Payment Account") which is reserved for debt service payments on the Timber Notes (see Note 4). The Payment Account and the Liquidity Account are each held by a different financial institution. In the event of nonperformance by such financial institutions, the Company's exposure to credit loss is represented by the amounts deposited plus any unpaid accrued interest thereon. The Company mitigates its concentrations of credit risk with respect to these restricted cash deposits by maintaining them at high credit quality financial institutions and monitoring the credit ratings of these institutions.

          Fair Value of Financial Instruments
          The carrying amounts of cash and cash equivalents and restricted cash approximate fair value. The fair value of marketable securities is determined based on quoted market prices. The estimated fair value of long-term debt is determined based on the quoted market prices for the Timber Notes and the 10-1/2% Senior Notes due 2003 (the "Senior Notes"), and on the current rates offered for borrowings similar to the other debt. The Timber Notes and the Senior Notes are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

          The estimated fair values of the Company's financial instruments, along with the carrying amounts of the related assets (liabilities), are as follows:



                                                                December 31, 1995         December 31, 1994
                                                             -----------------------   -----------------------
                                                              Carrying       Fair       Carrying       Fair
                                                               Amount        Value       Amount        Value
                                                             ----------   ----------   ----------   ----------
Cash and cash equivalents                                    $  26,480    $  26,480    $  24,330    $  24,330
Restricted cash                                                 31,367       31,367       32,402       32,402
Long-term debt                                                (586,007)    (590,594)    (599,677)    (558,801)


2.        INVENTORIES

          Inventories consist of the following:




                                                                                   December 31,
                                                                             -----------------------
                                                                                1995         1994
                                                                             ----------   ----------
Lumber                                                                       $   57,905   $   53,393
Logs                                                                             17,675       14,775
                                                                             ----------   ----------
                                                                             $   75,580   $   68,168
                                                                             ==========   ==========


          During 1993, inventory quantities were reduced. This reduction resulted in the liquidation of LIFO inventory quantities carried at prevailing costs from prior years which were higher than the current cost of inventory. The effect of this inventory liquidation increased cost of goods sold by approximately $222 for the year ended December 31, 1993.

3.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows:



                                                                                             December 31,
                                                                                       -----------------------
                                                                         Estimated
                                                                           Useful
                                                                           Lives          1995         1994
                                                                       -------------   ----------   ----------
Machinery and equipment                                                 5 - 15 years   $ 122,437    $ 119,280
Buildings                                                                   33 years      29,079       27,666
Logging roads                                                               15 years       7,486        7,102
                                                                                       ----------   ----------
                                                                                         159,002      154,048
Less: accumulated depreciation                                                           (65,276)     (57,088)
                                                                                       ----------   ----------
                                                                                       $  93,726    $  96,960
                                                                                       ==========   ==========



Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $9,185, $8,808 and $8,233, respectively.

4.        LONG-TERM DEBT

          Long-term debt consists of the following:




                                                                                   December 31,
                                                                             -----------------------
                                                                                1995         1994
                                                                             ----------   ----------
7.95% Scotia Pacific Timber Collateralized Notes due July 20, 2015           $ 350,233    $ 363,811
10-1/2% Pacific Lumber Senior Notes due March 1, 2003                          235,000      235,000
Other                                                                              774          866
                                                                             ----------   ----------
                                                                               586,007      599,677
Less: current maturities                                                       (14,195)     (13,670)
                                                                             ----------   ----------
                                                                             $ 571,812    $ 586,007
                                                                             ==========   ==========


          On March 23, 1993, the Company issued $235,000 of the Senior Notes and Scotia Pacific, its newly-formed wholly owned subsidiary, issued $385,000 of the Timber Notes. The Company and Scotia Pacific used the net proceeds from the sale of the Senior Notes and the Timber Notes, together with the Company's cash and marketable securities, to (i) retire (a) $163,784 aggregate principal amount of the Company's 12% Series A Senior Notes due July 1, 1996 (the "Series A Notes"), (b) $299,725 aggregate principal amount of the Company's 12.2% Series B Senior Notes due July 1, 1996 (the "Series B Notes"), and (c) $41,750 aggregate principal amount of the Company's 12-1/2% Senior Subordinated Debentures due July 1, 1998 (the "Debentures;" the Series A Notes, the Series B Notes and the Debentures are referred to collectively as the "Old Pacific Lumber Securities"); (ii) pay accrued interest on the Old Pacific Lumber Securities through the date of redemption; (iii) pay the applicable redemption premiums on the Old Pacific Lumber Securities; (iv) repay the Company's $28,867 cogeneration facility loan; (v) fund the initial deposit of $35,000 to the Liquidity Account; and
(vi) pay a $25,000 dividend to a subsidiary of MGI. These transactions resulted in a pre-tax extraordinary loss of $16,368, consisting primarily of the payment of premiums and the write-off of unamortized deferred financing costs on the Old Pacific Lumber Securities.

          The indenture governing the Timber Notes (the "Timber Note Indenture") prohibits Scotia Pacific from incurring any additional indebtedness for borrowed money and limits the business activities of Scotia Pacific to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia Pacific and are not obligations of, or guaranteed by, the Company or any other person. The Timber Notes are secured by a lien on (i) Scotia Pacific's timber and timberlands (representing $179,364 of the Company's consolidated balance at December 31, 1995), (ii) Scotia Pacific's contract rights and certain other assets, (iii) the funds deposited in the Payment Account and the Liquidity Account, and (iv) substantially all of Scotia Pacific's other property and equipment.

          The Timber Notes are structured to link, to the extent of available cash, the deemed depletion of Scotia Pacific's timber (through the harvest and sale of logs) to required amortization of the Timber Notes. The required amount of amortization due on any Timber Note payment date is determined by various mathematical formulas set forth in the Timber Note Indenture. The minimum amount of principal which Scotia Pacific must pay (on a cumulative basis) through any Timber Note payment date in order to avoid an Event of Default (as defined in the Timber Note Indenture) is referred to as rated amortization ("Rated Amortization"). If all payments of principal are made in accordance with Rated Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2015. The amount of principal which Scotia Pacific must pay through each Timber Note payment date in order to avoid prepayment or deficiency premiums is referred to as scheduled amortization ("Scheduled Amortization"). If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2009. Scheduled Amortization on the Timber Notes is as follows: years ending December 31, 1996 - $14,103; 1997 - $16,165; 1998 - $19,335; 1999 - $21,651; 2000 -
$23,970; thereafter - $255,009.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. The Timber Notes are redeemable at the option of Scotia Pacific, in whole but not in part, at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

          Interest on the Senior Notes is payable semi-annually on March 1 and September 1. The Senior Notes are redeemable at the option of the Company, in whole or in part, on or after March 1, 1998 at a price of 103% of the principal amount plus accrued interest. The redemption price is reduced annually until March 1, 2000, after which time the Senior Notes are redeemable at par.

          The Company has a revolving credit agreement with a bank (as amended and restated, the "Revolving Credit Agreement") which expires on May 31, 1998. Borrowings under the Revolving Credit Agreement are secured by the Company's trade receivables and inventories, with interest computed at the bank's reference rate plus 1-1/4% or the bank's offshore rate plus 2-1/4%. The Revolving Credit Agreement provides for borrowings of up to $60,000, of which $15,000 may be used for standby letters of credit and $30,000 is restricted to timberland acquisitions. Borrowings made pursuant to the portion of the credit facility restricted to timberland acquisitions would also be secured by the purchased timberlands. As of December 31, 1995, $48,090 of borrowings was available under the Revolving Credit Agreement, of which $3,090 was available for letters of credit and $30,000 was restricted to timberland acquisitions. No borrowings were outstanding as of December 31, 1995, and letters of credit outstanding amounted to $11,910.

          The indentures governing the Senior Notes and the Timber Notes and the Revolving Credit Agreement contain various covenants which, among other things, limit the payment of dividends and restrict transactions between the Company and its affiliates. As of December 31, 1995, under the most restrictive of these covenants, approximately $15,663 of dividends could be paid by the Company.

          Scheduled maturities of long-term debt outstanding at December 31, 1995 are as follows: years ending December 31, 1996 - $14,195; 1997 - $16,258; 1998 - $19,429; 1999 - $21,745; 2000 - $24,065; thereafter -
$490,315.

5.        CREDIT (PROVISION) IN LIEU OF INCOME TAXES

          The Company and its subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes. The Company's tax allocation agreement with MAXXAM (as amended on March 23, 1993, the "Tax Allocation Agreement"), provides that The Pacific Lumber Company, excluding its wholly owned subsidiaries ("Pacific Lumber"), is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia Pacific and certain other subsidiaries of Pacific Lumber (but excluding Salmon Creek Corporation) (collectively, the "PL Subgroup") computed as if the PL Subgroup was a separate affiliated group of corporations which was never affiliated with MAXXAM. The Tax Allocation Agreement further provides that Salmon Creek Corporation is liable to MAXXAM for its federal income tax liability computed as if Salmon Creek Corporation was a separate corporation which was never affiliated with MAXXAM. Under the tax allocation agreement with MAXXAM, prior to the effective date of its amendment on March 23, 1993, Pacific Lumber recorded tax liabilities or benefits computed as if it filed separate tax returns.

          The credit (provision) in lieu of income taxes on income (loss) before income taxes, extraordinary items and cumulative effect of changes in accounting principles consists of the following:



                                                                      Years Ended December 31,
                                                                ------------------------------------
                                                                   1995         1994         1993
                                                                ----------   ----------   ----------
Current:
     Federal credit (provision) in lieu of income taxes         $    (239)   $       -    $       -
     State and local                                                  (61)         (50)           -
                                                                ----------   ----------   ----------
                                                                     (300)         (50)           -
                                                                ----------   ----------   ----------
Deferred:
     Federal credit (provision) in lieu of income taxes            (4,755)      (1,748)       1,913
     State and local                                               (1,425)         369         (230)
                                                                ----------   ----------   ----------
                                                                   (6,180)      (1,379)       1,683
                                                                ----------   ----------   ----------
                                                                $  (6,480)   $  (1,429)   $   1,683
                                                                ==========   ==========   ==========


          The 1994 deferred federal provision in lieu of income taxes of $1,748 includes a credit relating to reserves the Company no longer believes are necessary. The 1993 deferred federal credit in lieu of income taxes of $1,913 includes an $850 benefit for increasing net deferred income tax assets (liabilities) as of the date of enactment (August 10, 1993) of the Omnibus Budget Reconciliation Act of 1993 which retroactively increased the federal statutory income tax rate from 34% to 35% for periods beginning on or after January 1, 1993.

          A reconciliation between the credit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes, extraordinary items and cumulative effect of changes in accounting principles is as follows:



                                                                                Years Ended December 31,
                                                                          ------------------------------------
                                                                             1995         1994         1993
                                                                          ----------   ----------   ----------
Income (loss) before income taxes, extraordinary items and cumulative
     effect of changes in accounting principles                           $  13,041    $  26,343    $  (4,045)
                                                                          ==========   ==========   ==========
Amount of federal income tax based upon the statutory
     rate                                                                 $  (4,564)   $  (9,220)   $   1,416
State and local taxes, net of federal tax benefit                              (966)         207         (150)
Revision of prior years' tax estimates and other changes in valuation
     allowances                                                                (651)       7,148         (566)
     Increase in net deferred income tax assets due to tax rate change                 -            -          850
Other                                                                          (299)         436          133
                                                                          ----------   ----------   ----------
                                                                          $  (6,480)   $  (1,429)   $   1,683
                                                                          ==========   ==========   ==========


          As shown in the Consolidated Statement of Operations for the year ended December 31, 1994, the Company recorded an extraordinary loss related to the settlement of litigation in connection with MGI's acquisition of the Company (see Note 8). The Company reported the loss net of related deferred income taxes of $6,312 which is less than the federal and state statutory income tax rates due to expenses for which no tax benefit was recognized.

          As shown in the Consolidated Statement of Operations for the year ended December 31, 1993, the Company reported an extraordinary loss related to the early extinguishment of debt. The Company reported the loss net of related deferred income taxes of $5,566 which approximated the federal statutory income tax rate in effect on the date the transaction occurred.

          Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). The adoption of SFAS 109 changed the Company's method of accounting for income taxes to an asset and liability approach from the deferral method prescribed by APB 11. The asset and liability approach requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The cumulative effect of the change in accounting principle, as of January 1, 1993, increased the Company's results of operations by $4,973. The implementation of SFAS 109 required the Company to restate certain assets and liabilities to their pre-tax amounts from their net-of-tax amounts originally recorded in connection with the acquisition of the Company in 1986. As a result of restating these assets and liabilities, the loss before income taxes, extraordinary item and cumulative effect of changes in accounting principles for the year ended December 31, 1993 was decreased by $875.

          The components of the Company's net deferred income tax assets (liabilities) are as follows:



                                                                                   December 31,
                                                                             -----------------------
                                                                                1995         1994
                                                                             ----------   ----------
Deferred income tax assets:
     Timber and timberlands                                                  $  32,528    $  37,209
     Loss and credit carryforwards                                              25,408       29,301
     Other liabilities                                                           7,806        4,840
     Postretirement benefits other than pensions                                 2,316        2,145
     Other                                                                         222          892
     Valuation allowances                                                       (2,825)      (2,664)
                                                                             ----------   ----------
          Total deferred income tax assets, net                                 65,455       71,723
                                                                             ----------   ----------
Deferred income tax liabilities:
     Inventories                                                               (16,056)     (16,339)
     Property, plant and equipment                                             (15,023)     (14,848)
     Other                                                                      (2,662)      (3,380)
                                                                             ----------   ----------
          Total deferred income tax liabilities                                (33,741)     (34,567)
                                                                             ----------   ----------

Net deferred income tax assets                                               $  31,714    $  37,156
                                                                             ==========   ==========


          A principal component of the net deferred income tax assets listed above relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands. The Company believes that it is more likely than not that this net deferred income tax asset will be realized, based primarily upon the estimated value of its timber and timberlands which is well in excess of its tax basis. The valuation allowances listed above relate primarily to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for loss and credit carryforwards. These factors included any limitations concerning use of the carryforwards, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company has concluded that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

          Included in the net deferred income tax assets listed above are $28,199 and $33,540 at December 31, 1995 and 1994, respectively, which are recorded pursuant to the Tax Allocation Agreement with MAXXAM.

          The following table presents the Company's estimated tax attributes, for federal income tax purposes, under the terms of the Tax Allocation Agreement at December 31, 1995.



                                                                                           Expiring
                                                                                            Through
                                                                                          ----------
             Regular Tax Attribute Carryforwards:
                  Net operating losses                                       $   60,718      2010
                  Net capital losses                                              3,121      1997
                  Minimum tax credit                                                239        -

             Alternative Minimum Tax Attribute Carryforwards:
                  Net operating losses                                       $   23,618      2010


6.        EMPLOYEE BENEFIT PLANS

          The Company has a defined benefit plan which covers all employees of the Company. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with the Company and the employee's compensation for that year. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by The Employee Retirement Income Security Act of 1974, as amended.

          A summary of the components of net periodic pension cost is as follows:



                                                                                Years Ended December 31,
                                                                          ------------------------------------
                                                                             1995         1994         1993
                                                                          ----------   ----------   ----------
             Service cost - benefits earned during the year               $   1,483    $   1,643    $   1,600
             Interest cost on projected benefit obligation                    1,693        1,263          918
             Actual loss (gain) on plan assets                               (3,900)          10       (2,128)
             Net amortization and deferral                                    2,460         (859)       1,359
                                                                          ----------   ----------   ----------
             Net periodic pension cost                                    $   1,736    $   2,057    $   1,749


The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheet:




                                                                                   December 31,
                                                                             -----------------------
                                                                                1995         1994
                                                                             ----------   ----------
Actuarial present value of accumulated plan benefits:
     Vested benefit obligation                                               $  16,910    $  11,809
     Non-vested benefit obligation                                               1,214          779
                                                                             ----------   ----------
          Total accumulated benefit obligation                               $  18,124    $  12,588
                                                                             ==========   ==========

Projected benefit obligation                                                 $  21,841    $  15,047
Plan assets at fair value, primarily equity and debt securities                (18,363)     (13,184)
                                                                             ----------   ----------
Projected benefit obligation in excess of plan assets                            3,478        1,863
Unrecognized net transition asset                                                   24           29
Unrecognized net gain (loss)                                                       (27)       1,475
Unrecognized prior service cost                                                    (45)         (50)
                                                                             ----------   ----------
          Accrued pension liability                                          $   3,430    $   3,317
                                                                             ==========   ==========


The assumptions used in accounting for the defined benefit plan were as follows:




                                                                             1995         1994         1993
                                                                          ----------   ----------   ----------
Rate of increase in compensation levels                                      5.0%         5.0%         5.0%
Discount rate                                                                7.25%        8.5%         7.5%
Expected long-term rate of return on assets                                  8.0%         8.0%         8.0%


          The Company has an unfunded defined benefit plan for certain postretirement and other benefits which covers substantially all employees of the Company. Participants of the plan are eligible for certain health care benefits upon termination of employment and retirement and commencement of pension benefits. Participants make contributions for a portion of the cost of their health care benefits.

          The Company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions ("SFAS 106") as of January 1, 1993. The costs of postretirement benefits other than pensions are accrued over the period the employees provide services to the date of their full eligibility for such benefits. Previously, such costs were expensed as actual claims were incurred. The cumulative effect of the change in accounting principle for the adoption of SFAS 106 was recorded as a charge to results of operations of $2,348, net of related income taxes of $1,566. The deferred income tax benefit related to the adoption of SFAS 106 was recorded at the federal and state statutory rates in effect on the date SFAS 106 was adopted.

          A summary of the components of net periodic postretirement benefit cost is as follows:



                                                                                Years Ended December 31,
                                                                          ------------------------------------
                                                                             1995         1994         1993
                                                                          ----------   ----------   ----------
Service cost - benefits earned during the year                            $     228    $     216    $      153
Interest cost on accumulated postretirement benefit obligation                  317          294           315
Net amortization and deferral                                                   (53)          (7)            -
                                                                          ----------   ----------   ----------
Net periodic postretirement benefit cost                                  $     492    $     503    $      468
                                                                          ==========   ==========   ==========


          The adoption of SFAS 106 increased the Company's loss before extraordinary item and cumulative effect of changes in accounting principles by $212 ($360 before tax) for the year ended December 31, 1993.

          The postretirement benefit liability recognized in the Company's Consolidated Balance Sheet is as follows:



                                                                                   December 31,
                                                                             -----------------------
                                                                                1995         1994
                                                                             ----------   ----------
Retirees                                                                     $      634   $      860
Actives eligible for benefits                                                       726          656
Actives not eligible for benefits                                                 3,317        2,355
                                                                             ----------   ----------
     Accumulated postretirement benefit obligation                                4,677        3,871
Unrecognized net gain                                                               553          972
                                                                             ----------   ----------
     Postretirement benefit liability                                        $    5,230   $    4,843
                                                                             ==========   ==========


          The annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 11.0% for 1996 and is assumed to decrease gradually to 5.5% in 2008 and remain at that level thereafter. Each one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 1995 by approximately $674 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost by approximately $90.

          The discount rates used in determining the accumulated postretirement benefit obligation were 7.25% and 8.5% at December 31, 1995 and 1994, respectively.

          Subsequent to December 31, 1993, the Company's employees were eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. Employees may elect to contribute up to 16% of their compensation to the plan. For those participants who have elected to make voluntary contributions to the plan, the Company's contributions consist of a matching contribution of up to 4% of the compensation of participants for each calendar quarter. The cost to the Company of this plan was $1,281 and $1,215 for the years ended December 31, 1995 and 1994, respectively.

          The Company is self-insured for workers' compensation benefits. Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $8,900 and $9,233 at December 31, 1995 and 1994, respectively. Workers' compensation expenses amounted to $3,302, $3,698 and $3,317 for the years ended December 31, 1995, 1994 and 1993, respectively.

7.        RELATED PARTY TRANSACTIONS

          MAXXAM provides the Company with personnel, insurance, legal, accounting, financial, and certain other services. MAXXAM is compensated by the Company through the payment of a fee representing the reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of personnel of MAXXAM rendering services to the Company. Charges by MAXXAM for such services were $1,694, $1,744 and $2,598 for the years ended December 31, 1995, 1994 and 1993, respectively.

          An agreement with Britt Lumber Co., Inc., an indirect wholly owned subsidiary of MGI ("Britt"), governs, among other things, the sale of logs and lumber by the Company and Britt to each other and the sale of hog fuel (wood residue) by Britt to the Company. The logs which the Company sells to Britt are sold at approximately 75% of the applicable price for such species and category as established by the California State Board of Equalization, which reflects the lower quality of these logs. Logs which either the Company or Britt purchases from third parties and which are then sold to each other are transferred at the actual cost of such logs. Hog fuel is sold to the Company by Britt at applicable market prices. Net sales for the years ended December 31, 1995, 1994 and 1993 include revenues of $13,627, $10,326 and $9,198, respectively, from Britt. The Company recognized operating income of $5,527, $5,571 and $1,972 on these revenues for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995 and 1994, receivables include $813 and $1,283, respectively, related to these affiliate sales.

          On August 4, 1993, all of the Company's issued and outstanding common stock was pledged as collateral for MGI's $100.0 million 11-1/4% Senior Secured Notes due 2003 and $126.7 million 12-1/4% Senior Secured Discount Notes due 2003 (collectively, the "MGI Notes"). MGI conducts its operations primarily through subsidiary companies. The Company represents the substantial portion of MGI's assets and operations. The indenture governing the MGI Notes requires the Company's board of directors to declare and pay dividends on the Company's common stock to the maximum extent permitted by any consensual restriction or encumbrance on the Company's ability to declare and pay dividends, unless the Board determines in good faith that such declaration and payment would be detrimental to the capital or other operating needs of the Company.

          In 1994, in connection with the litigation settlement described in Note 8, the Company paid approximately $3,185 to a law firm in which a director of the Company is also a partner. In 1993, the Company paid approximately $1,931 in connection with the offering of the Senior Notes and the Timber Notes to this same law firm.

8.        LOSS ON LITIGATION SETTLEMENT AND CONTINGENCIES

          During 1994, MAXXAM, the Company and others agreed to a settlement, subsequently approved by the court, of class and related individual claims brought by former stockholders of the Company against MAXXAM, MGI, the Company, former directors of the Company and others concerning MGI's acquisition of the Company. Of the $52,000 settlement, $33,000 was paid by insurance carriers of MAXXAM and the Company, $14,800 was paid by the Company, and the balance was paid by other defendants and through the assignment of certain claims. In 1994, the Company recorded an extraordinary loss of $14,866 related to the settlement and associated costs, including a $2,000 accrual for certain contingent claims and $4,400 of related legal fees, net of benefits for federal and state income taxes of $6,312.

          The Company's operations are subject to a variety of California and federal laws and regulations dealing with timber harvesting, endangered species and critical habitat, and air and water quality. The Company does not expect that compliance with such existing laws and regulations will have a material adverse effect on its future consolidated financial position, results of operations or liquidity; however, these laws are modified from time to time and there can be no assurance that certain pending or future legislation, governmental regulations or judicial or administrative decisions would not materially adversely affect the Company or its ability to sell lumber, logs or timber.

          In 1995, the U.S. Fish and Wildlife Service (the "USFWS") published its proposed final designation of critical habitat for the marbled murrelet (the "Proposed Designation"), seeking to designate over four million acres as critical habitat for the marbled murrelet, including approximately 33,000 acres of the Company's timberlands. The Proposed Designation was subject to a 60-day comment period and the Company filed comments vigorously opposing the Proposed Designation. The USFWS has not yet published its final designation of critical habitat for the marbled murrelet. The Company is unable to predict when or if it would be able to harvest on any acreage finally designated as critical habitat.
Furthermore, it is impossible to determine the future adverse impact of such designation on the Company's consolidated financial position, results of operations or liquidity until such time as the Proposed Designation and related regulatory and legal issues are fully resolved. However, if the Company is unable to harvest, or is severely limited in harvesting, on timberlands designated as marbled murrelet critical habitat, such restrictions could have a material adverse effect on the Company's consolidated financial position, results of operations and liquidity. If the Company is unable to harvest or is severely limited in harvesting, the Company intends to seek full compensation from the appropriate governmental agencies on the grounds that such restrictions constitute a taking.

          There continue to be other regulatory actions and lawsuits seeking to have various other species listed as threatened or endangered under the federal Endangered Species Act and/or the California Endangered Species Act and to designate critical habitat for such species. It is uncertain what impact, if any, such listings and/or designations of critical habitat will have on the Company's consolidated financial position, results of operations or liquidity.

          In 1994, the California Board of Forestry (the "BOF") adopted certain regulations regarding compliance with long-term sustained yield objectives. These regulations require timber companies to project the average annual growth they will have on their timberlands during the last decade of a 100-year planning period ("Projected Annual Growth"). During any rolling ten-year period, the average annual harvest over such ten-year period may not exceed Projected Annual Growth. The first ten-year period began in May 1994. The Company is required to submit, by October 1996, a plan setting forth, among other things, its Projected Annual Growth. The Company has not completed its analysis of the projected productivity of its timberlands and is therefore unable to predict the impact that these regulations will have on its future timber harvesting practices; however, the final results of this analysis could require the Company to reduce (or permit it to increase) its timber harvest in future years from the average annual harvest that it has experienced in recent years. The Company believes that it would be able to mitigate the effect of any required reduction in harvest level by acquisitions of additional timberlands and by increasing the productivity of its timberlands. The Company is unable to predict the ultimate impact the sustained yield regulations will have on its future consolidated financial position, results of operations or liquidity.

          Various groups and individuals have filed objections with the California Department of Forestry ("CDF") and the BOF regarding the CDF's and the BOF's actions and rulings with respect to certain of the Company's timber harvesting plans ("THPs"), and the Company expects that such groups and individuals will continue to file objections to certain of the Company's THPs. In addition, lawsuits are pending which seek to prevent the Company from implementing certain of its approved THPs and other timber operations. These challenges have severely restricted the Company's ability to harvest virgin old growth redwood timber on its property (and, to a lesser extent, its residual old growth timber). To date, challenges with respect to the Company's THPs relating to young growth and residual old growth have been limited; however, no assurance can be given as to the extent of such challenges in the future. The Company believes that environmentally focused challenges to its THPs are likely to occur in the future, particularly with respect to virgin and residual old growth timber. Although such challenges have delayed or prevented the Company from conducting a portion of its operations, to date such challenges have not had a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. It is, however, impossible to predict the future nature or degree of such challenges or their ultimate impact on the consolidated financial position, results of operations or liquidity of the Company.

          The Company is also involved in various claims, lawsuits and proceedings relating to a wide variety of other matters. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

9.        OTHER ITEMS

          Investment, Interest and Other Income
          In February 1994, the Company received a franchise tax refund of $7,243, the substantial portion of which represents interest, from the State of California relating to tax years 1972 through 1985. This amount is included in investment, interest and other income for the year ended December 31, 1994.

          Items Related to 1992 Earthquake
          In 1995 and 1993, the Company recorded reductions in cost of sales of $1,527 and $1,200, respectively, resulting from business interruption insurance reimbursements for higher operating costs and the related loss of revenues resulting from the April 1992 earthquake. Other receivables at December 31, 1994 included $1,684 related to earthquake related insurance claims.

10.       QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          Summary quarterly financial information for the years ended December 31, 1995 and 1994 is as follows:



                                                                                       Three Months Ended
                                                                  -----------------------------------------------------------
                                                                   March 31      June 30      September 30      December 31
                                                                  ----------   ----------   ---------------   ---------------
1995:
     Net sales                                                    $  47,309    $  58,408    $        58,807   $        57,415
     Operating income                                                 9,991       18,785             17,115            18,684
     Net income (loss)                                               (2,013)       3,861              2,669             2,044

1994:
     Net sales                                                    $  50,816    $  55,120    $        55,001   $       66,442
     Operating income                                                12,148       19,527             17,092           21,621
     Income before extraordinary item                                 3,381        4,380              9,555            7,598
     Extraordinary item, net                                              -      (14,866)                 -                -
     Net income (loss)                                                3,381      (10,486)             9,555            7,598

